EXHIBIT 99.1

NEWS

Omega Protein Announces Agreement with National Starch

HOUSTON, September 30, 2004 – Omega Protein Corporation (NYSE: OME), the world’s largest manufacturer of fish oils containing healthy, long-chain Omega-3 fatty acids rich in EPA (eicosapentaenoic acid) and DHA (docosahexaenoic acid), announced today that it has entered into a manufacturing and supply agreement with National Starch and Chemical Company. Omega Protein will be the exclusive provider for 100% of National Starch’s requirements for long-chain Omega-3 fish oil. National Starch will encapsulate Omega Protein’s long-chain Omega-3 fish oil product, OmegaPure®, into a free-flowing dry powder called Novomega™, which will then be marketed to National Starch’s worldwide customer base.

National Starch is a leading producer of innovative starch-based ingredients for the global food industry. The company makes viscosifiers, texturizers, mouthfeel enhancers, emulsion stabilizers, resistant starches and functional native starches that improve the quality, processing, stability, and nutritional value of foods and beverages. National Starch sells to over 1,000 food manufacturers.

In the agreement, Omega Protein has granted National Starch a license to use the OmegaPure® trademark in connection with the packaging of its products. The agreement is for an initial term of two years and it may be extended by the parties.

“We are excited about the opportunity to introduce OmegaPure® to National Starch’s global customer base,” said Joe von Rosenberg, Omega Protein’s President and Chief Executive Officer, “especially in light of the recent FDA announcement concerning the importance of EPA and DHA in fighting coronary heart disease. The FDA health claim should encourage the development and production of foods fortified with long-chain Omega-3s.”

Omega Protein manufactures OmegaPure®, an odorless, taste-free fish oil that is rich in EPA and DHA long-chain Omega-3 fatty acids. OmegaPure® has been approved by the FDA as Generally Recognized As Safe (GRAS) for inclusion in several food categories. Food manufacturers have already begun to use OmegaPure® as an ingredient in buttery spreads, liquid eggs, salad dressings and other functional foods.

ABOUT OMEGAPURE®

Taste-free, odorless OmegaPure® is approved by the U.S. Food and Drug Administration as a direct GRAS (Generally Recognized As Safe) ingredient in a number of food categories, expanding the availability of essential long-chain Omega-3 fatty acids beyond fish and other seafood. OmegaPure® is refined from short-lived, surface-feeding menhaden. For people who are concerned about environmental contaminants in fish, OmegaPure® is highly refined, purified and safe. OmegaPure® is certified organic and kosher. For more information on OmegaPure® and long-chain Omega-3 fatty acids, please visit www.omegapure.com.

ABOUT OMEGA PROTEIN CORPORATION

Omega Protein Corporation (NYSE:OME) is the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts. For more information about Omega Protein, visit www.omegaproteininc.com.

ABOUT NATIONAL STARCH AND CHEMICAL COMPANY

National Starch manufactures natural polymers, specialty polymers, adhesives and electronic and engineering materials for customers worldwide, operating a global network of 152 manufacturing and customer service centers located in 37 countries on 6 continents, and had sales of $3.05 billion in 2003. National Starch and Chemical Company is headquartered in Bridgewater, New Jersey, and is a member of the ICI Group. For more information on National Starch food starch products, visit www.foodstarch.com or www.nationalstarch.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) Omega Protein’s expectations regarding demand for Omega-3 fatty acids or National Starch products proving to be incorrect; (2) purchasers utilizing Omega-3 sources other than OmegaPure®; and (3) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control. These and other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K under the heading “Risk Factors and Significant Factors That May Affect Forward-Looking Statements.”

Media Contact:	Robert W. Stockton, Chief Financial Officer,
Omega Protein Corporation
(713) 623-0060 or hq@omegahouston.com